Exhibit 2
ADB SYSTEMS INTERNATIONAL LTD.

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.Name and Address of Company

ADB Systems International Ltd., Valhalla Executive Centre, 302 The East Mall, Suite 300, Etobicoke, Ontario, M9B 6C7

Item 2.Date of Material Change

September 26, 2005

Item 3.News Release

A press release was issued through the facilities of Canada NewsWire on September 26, 2005 and subsequently filed on SEDAR.

Item 4.Summary of Material Change

The Corporation announced changes to their board of directors on September 26, 2005.

Item 5.Full Description of Material Changes

ADB Systems International (the “Corporation”), a global provider of asset lifecycle management solutions, announced on September 26, 2005 that Paul Godin had resigned from the Corporation’s board of directors effective September 23, 2005 for personal reasons. A cofounder of the company, Mr. Godin served in a number of capacities, including CEO, chairman of the board, private investor, and most recently as an active board member.

The Corporation also announced that Dave Gelineau has been appointed to replace Mr. Godin as board member, pending regulatory approval.

Mr. Gelineau is based in Ottawa, and has more than 25 years of sales and marketing experience in the information technology sector working closely with public sector organizations. Mr. Gelineau currently works as a senior sales executive with Donna Cona, Canada’s leading aboriginal information technology services and consulting organization. Previously, Mr. Gelineau worked with Accenture, IBM and Xwave, and was responsible for identifying, constructing and implementing partnership strategies with Oracle, Sybase, Cognos, Hewlett-Packard as well as several dominant telecommunications companies.

Item 6.Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

N/A

Item 7.Omitted Information

No information has been omitted in respect of the material change.

Item 8.Executive Officer

Jeff Lymburner Chief Executive Officer Telephone: (416) 640-0400

Item 9. Date of Report

September 27, 2005